EXHIBIT 99.1

FOR:	Consolidated Graphics, Inc.

CONTACT:	G. Christopher Colville
Executive Vice President/
Chief Financial Officer
Consolidated Graphics, Inc.
(713) 787-0977

Christine Mohrmann/Marco Lima/
Lindsay Hatton
Media: Claudine Cornelis
FD Morgen Walke
(212) 850-5600

FOR IMMEDIATE RELEASE

CONSOLIDATED GRAPHICS REPORTS SECOND QUARTER RESULTS

-Reports Record Revenue of $181.8 Million and EPS of $.40-

                HOUSTON, TEXAS — October 23, 2002 — Consolidated Graphics, Inc. (NYSE:CGX) today announced results for its second quarter ended September 30, 2002.

                Revenues in the September quarter were $181.8 million compared with $176.1 million in the June quarter and $160.2 million a year ago.  Net income for the quarter was $5.4 million, or $.40 per diluted share, compared with $5.1 million, or $.37 per diluted share, in the June quarter and $4.3 million, or $.32 per diluted share, including after-tax goodwill amortization expense of $1.2 million, or $.09 per diluted share, a year ago.

                For the six months ended September 30, 2002, total revenues were $357.9 million compared to $324.6 million for the comparable period a year ago.  Net income for the first half of this fiscal year, before the cumulative effect of a change in accounting principle reflecting the adoption of SFAS No. 142, was $10.4 million, or $.77 per diluted share, compared to $9.4 million, or $.70 per diluted share, including after-tax goodwill amortization expense of $2.3 million, or $.17 per diluted share, in the same period last year.  After giving effect to an after-tax goodwill impairment charge of $74.4 million, or $5.50 per diluted share, due to the implementation of SFAS No. 142, the Company reported a loss of $63.9 million, or $4.73 per diluted share, in the first half of this fiscal year.

                “We are pleased to report a record September quarter,” commented Joe R. Davis, Chairman and Chief Executive Officer.  “During the quarter, revenue grew to $181.8 million, the highest level for any quarter in the Company’s history.  This quarter’s

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CONSOLIDATED GRAPHICS REPORTS SECOND QUARTER RESULTS	PAGE -2-

strong revenue performance was a result of year-over-year internal sales growth of 3.5% and contributions from recent acquisitions.”

                Mr. Davis stated, “We note that last year’s September quarter was greatly influenced by the tragic events of September 11th, therefore partially affecting the comparables for this year’s second quarter.  Nevertheless, Consolidated Graphics continues to gain market share and make significant progress toward generating sustained top- and bottom-line improvement.”

                Mr. Davis continued, “We are also pleased that we maintained sequential operating margins at 6.3% in the second quarter of 2003.  While operating margins remain down from prior year levels, we believe our results this quarter indicate that market conditions may have bottomed.  We remain cautious, however, about the timing of any improvement in current economic and market conditions.  For the December quarter, we expect a slight sequential decline in sales due to normal seasonality, while maintaining operating margins in line with the September quarter.  We expect the bottom-line to benefit slightly from lower interest expense.  As a result, we expect earnings in the December quarter to be approximately in line with our September quarter.”

                Mr. Davis concluded, “At Consolidated Graphics, we remain focused on growing market share, managing costs, and taking advantage of strategic acquisition opportunities. We have the strongest balance sheet in the industry, and we continue to position the Company for long-term growth in sales and profits.”

                Please join Consolidated Graphics for its live second quarter conference call at 11:00 a.m. Eastern Daylight Savings Time on October 23, 2002.  The conference call, open to all investors and potential investors, will be webcast at www.consolidatedgraphics.com.  Please go to our website and click on investor relations and conference calls.

Consolidated Graphics, Inc. is the largest sheet-fed and half-web commercial printing company in the United States.  Through locations in 25 states, the Company produces high-quality customized printed materials for a broad customer base that includes many of the most recognized companies in the country.  Consolidated Graphics also offers an extensive and growing range of digital and Internet-based services and solutions marketed through CGXmedia.  Consolidated Graphics is focused on adding value to its operating companies by providing financial and operational strengths, management support and technological advantages associated with a national organization.  For more information, visit the Company’s Web site at www.consolidatedgraphics.com.

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CONSOLIDATED GRAPHICS REPORTS SECOND QUARTER RESULTS	PAGE -3-

This press release contains forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements.  Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability in the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission.   The forward-looking statements, assumptions and factors stated or referred to in this press release are based on information available to Consolidated Graphics today.  Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions and other factors after the day of this release to reflect the occurrence of events or circumstances or changes in expectations.

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CONSOLIDATED GRAPHICS REPORTS SECOND QUARTER RESULTS	PAGE -4-

CONSOLIDATED GRAPHICS, INC.

Consolidated Income Statement

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2002	2001	2002	2001

Sales	$181,774	$160,157	$357,878	$324,592
Cost of sales	137,762	118,279	270,416	238,882
Gross profit	44,012	41,878	87,462	85,710
Selling expense	19,660	16,897	39,112	34,061
General and administrative expense	12,935	12,315	25,924	24,572
Amortization of goodwill	—	1,345	—	2,679
Operating income	11,417	11,321	22,426	24,398
Interest expense, net	2,732	4,154	5,590	8,764
Income before taxes and accounting change	8,685	7,167	16,836	15,634
Income Taxes	3,300	2,867	6,398	6,254
Income before accounting change	5,385	4,300	10,438	9,380
Cumulative effect of accounting change	—	—	74,376	—
Net income (loss)	$5,385	$4,300	($63,938)	$9,380

Earnings per share — before accounting change
Basic	$.41	$.33	$.79	$.72
Diluted	$.40	$.32	$.77	$.70

Earnings per share — after accounting change
Basic	$.41	$.33	($4.84)	$.72
Diluted	$.40	$.32	($4.73)	$.70

Weighted average shares outstanding
Basic	13,215	13,058	13,212	13,054
Diluted	13,465	13,438	13,528	13,334